SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: October 13, 2000

                             Entrada Networks, Inc.
             (Exact name of registrant as specified in its charter)

                                    000-26952
                            (Commission File Number)

          DE                                       33-0676350
(State of other jurisdiction
 of incorporation)                        (I.R.S. Employer Identification No.)

                    10070 Mesa Rim Road, San Diego, CA 92121
             (Address of principal executive offices, with zip code)

                                 (858) 623-3265
              (Registrant's telephone number, including area code)






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Item 5.  Other Events.

         After careful consideration, the Company's Board of Directors has decided that the frame relay business, formerly conducted by Sync Research, is not strategic to Entrada's stated business objective, which is to bring to the storage market its storage area network (SAN) transport solutions such as Transporting SANs Over IP TM, Transporting SANs over Light TM, Gigabit Ethernet and other products that will connect isolated islands of SAN into global SANs. Accordingly, the Board of Directors has approved a plan for the Company to explore strategic and financial alternatives for its frame relay business for the purpose of enhancing shareholder value. Such alternatives may include disposition or an outright exit from the frame relay business.

         The Company's Sync Research division had revenues of $18.7 million for fiscal 1999 & it had revenues of $5.6 million for the six months ended June 30, 2000. In the third quarter of fiscal 2001, the Company reserved approximately $5.0 million, of which $3.0 million was non-cash, for charges associated with inventory obsolescence, lease terminations and fixed asset write-downs based upon the possibility that it may have to exit the frame relay business. In addition, the Company also reserved $1.2 million for charges associated with employee-related costs and a $4.2 million non-cash charge for goodwill related to the Sync merger. The Company had $13.6 million in cash & cash equivalents at the end of September 30,2000, and, the Company has enough liquidity to fund its planned level of operations for the next twelve months.

         The Company's frame relay business, conducted by Sync Research division, develops and markets the FrameNode line of multi-service frame relay access devices (FRADs) and frame relay access routers. These products enable the migration of embedded Systems Network Architecture (SNA) leased line networks to frame relay, as well as the convergence of SNA and client/server branch applications across frame relay networks.

         The Company plans to complete the disposition of its frame relay business by September 30, 2001 so that it may concentrate resources on its core businesses of connecting isolated islands of SANs via IP and light. "Entrada's planned concentration of resources will also give the talented employees of its frame relay business who chose to stay with the Company an opportunity to participate in the SAN transport market space," stated Dr. Kanwar J.S. Chadha, President and CEO of Entrada Networks.

         The Company reported that as of October 13, 2000 it had 10,997,075 shares of its common stock issued & outstanding.


About Entrada Networks
         Entrada Networks (Nasdaq-NM: ESAN) is pioneering the transport of storage area networks (SAN). Entrada's SAN transport technology will enable original equipment manufacturers (OEMs) and integrators to inter-network isolated islands of SANs over wide-area (WAN), metro area (MAN) and local area
(LAN) networks via Internet protocol (IP) and light. The company's line of SAN transport products will offer the widest available choice of connectivity and protocol options to optimize data exchange between SANS. These products will help ensure data integrity regardless of distance and provide continuous access to mission-critical information. Entrada's expertise in optical networking, Internet, Fibre Channel and Ethernet technologies will enable it to offer unrivaled SAN transport products. The company is headquartered in San Diego, CA. To learn more about Entrada Networks please visit www.entradanetworks.com.

         Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including but not limited to the following factors: 1) The failure of Entrada Networks to successfully design, manufacture and market new products for the SAN market & to attract & retain management to lead this effort 2) The much greater financial and other resources of Entrada Networks' many well-entrenched competitors in the market for SAN technologies; 3) The failure to successfully integrate Entrada Networks with Sync Research; 4) The failure of Entrada Networks to generate the cash flow from operations, or raise additional capital that will be necessary for Entrada to design, market and manufacture its announced and as-yet unannounced products; 5) the adoption of technology standards different from those under which Entrada is prepared to deliver products; and 6) such other factors as are set forth in the reports previously filed by Entrada's former Parent, Osicom Technologies, Inc. or Sync Research with the U.S. Securities and Exchange Commission, including but not limited to the Reports of Sync Research, Inc., filed in connection with its merger with Entrada on Form S-4 and S-4/A.






                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           ENTRADA NETWORKS, INC.
Date: October 13, 2000

                                           /s/ Kanwar J.S. Chadha
                                           _____________________________________
                                           Kanwar J.S. Chadha
                                           President and Chief Executive Officer